                                                                     EXHIBIT 5.1


                               November 20, 1996



Labor Ready, Inc.
1016 South 28th Street
Tacoma, WA 98409

     Re:  Registration Statement on Form S-8 of Labor Ready, Inc.

Ladies and Gentlemen:


     We have acted as counsel to Labor Ready, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 350,000 shares (the "Shares") of Common Stock, no par value per share, of the Company issuable under the Company's 1996 Employee Stock Option and Incentive Plan. In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, a copy of the Plan and such other matters we deemed appropriate.

     Based on that review, it is our opinion that the Shares will be, when issued and sold pursuant to the terms contemplated by the Plan, will be validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                        Very truly yours,

                                        PRESTON GATES & ELLIS



                                        By /s/ Mark R. Beatty
                                            Mark R. Beatty